SCHEDULE 14C
                                 (Rule 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION
                Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:
/X/   Preliminary information statement
/_/   Confidential, for use of the Commission only
      (as permitted by Rule 14c-5(d)(2))
/_/   Definitive information statement

                              PRO TECH COMMUNICATIONS, INC.
                              -----------------------------
                     (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box): /X/ No fee required.
/ /   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

      (1)   Title of each class of securities to which transaction applies:
            ---------------------------------------------------------------
      (2)   Aggregate number of securities to which transaction applies:
            ---------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
            ---------------------------------------------------------------
      (4)   Proposed maximum aggregate value of transaction:
            ---------------------------------------------------------------
      (5)   Total fee paid:
            ---------------------------------------------------------------
/ /   Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing:

      (1)   Amount previously paid:
            ---------------------------------------------------------------
      (2)   Form, schedule or registration statement no.:
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      (3)   Filing party:
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      (4)   Date filed:
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
                              [Pro Tech Logo Here]
                          Pro Tech Communications, Inc.
                              4492 Okeechobee Road
                           Fort Pierce, Florida 34947
                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JULY 26, 2001

To Our Shareholders:

     The Annual Meeting of Shareholders of Pro Tech Communications, Inc., a Florida corporation, will be held at __:__ p.m. on Thursday, July 26, 2001 at the _____________________________ (place and street address) for the following purposes:

1. To consider and vote upon a proposal to amend the company's Articles of Incorporation to increase the number of authorized shares of common stock, par value $.001 per share, of the company from 40,000,000 shares to 65,000,000 shares;

2. To elect five persons to the Board of Directors of the company to serve until their successors are elected; and

3.   To  transact  such other  business as may  properly  come before the Annual
     Meeting.

     The record date for the Annual Meeting is the close of business on June 29, 2001. All holders of common stock at that time are entitled to notice of and to vote at the Annual Meeting. The company's majority shareholder has consented to vote in favor of all proposals, so the company is not soliciting proxies from the other shareholders. In lieu of a proxy, the company has prepared an Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934. Shareholders are cordially invited to attend the Annual Meeting.


By Order of the Board of Directors,

/s/ RICHARD HENNESSEY
----------------------------
Richard Hennessey
President and Secretary

Fort Pierce, Florida
July 5, 2001


                       WE ARE NOT ASKING YOU FOR A PROXY,
                   AND YOU ARE REQUESTED NOT TO SEND A PROXY.

                          Pro Tech Communications, Inc.
                              4492 Okeechobee Road
                           Fort Pierce, Florida 34947

                                 ---------------
                              INFORMATION STATEMENT
                                 ---------------

                         NO VOTE OR OTHER ACTION OF THE
                       COMPANY'S SHAREHOLDERS IS REQUIRED
                 IN CONNECTION WITH THIS INFORMATION STATEMENT.

                           WE ARE NOT ASKING YOU FOR A
                          PROXY, AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY.

                                 ---------------

     This Information Statement is being mailed on or about July 5, 2001, to all shareholders of record as of the close of business on June 29, 2001, in connection with the proposed actions to be taken at the Annual Meeting by holders of a majority of the issued and outstanding shares of common stock. The Annual Meeting will be held at __ p.m., local time, on July 26, 2001 at ________________________. "Pro Tech," "company," "we," and "our" refer to Pro
Tech Communications, Inc.

     A list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder at the company's offices, 4492 Okeechobee Road, Fort Pierce, Florida 34947, for a period of ten days prior to the Annual Meeting. Such list will also be available for examination at the Annual Meeting.

                               GENERAL INFORMATION

Who May Vote at the Annual Meeting?

     Only shareholders of record at the close of business on June 29, 2001 may vote at the Annual Meeting.

How Many Shares of Pro Tech Common Stock were Outstanding as of the Record Date?

     As of June 29, 2001, our record date, __________ shares of Pro Tech common stock were issued and outstanding. Each share of common stock owned entitles the holder to one vote.

What Vote Is Required to Approve Each of the Proposals?

      Pursuant to:

o Pro Tech's Bylaws, a plurality of the outstanding shares of voting capital stock entitled to vote is required to elect Directors to Pro Tech's Board; and
o Florida Statute Section 607.1003, a majority of the outstanding shares of voting capital stock entitled to vote is required to amend our Articles of Incorporation to change our capitalization from 40 million shares of common stock to 65 million shares of common stock.

When is this Information Statement Being Sent?

     The date on which this Information Statement is intended to be sent to the shareholders is on or about July 5, 2001. We are required to send this Information Statement at least 20 calendar days prior to the earliest date in which the corporate action may be taken. We expect that each of the proposals will be effective on or about July 26, 2001 which is the date of our Annual Meeting.

Why Isn't Pro Tech Required to Solicit Votes for the Proposals?

     In order to eliminate the costs and management time involved in holding a special meeting and effect each of the proposals as early as possible, and to accomplish Pro Tech's purposes as we describe herein, our Board of Directors has approved and recommended each of the proposals and the majority shareholder of Pro Tech has voted by written consent to approve each of the proposals. The written consent will be effective as of the date of the Annual Meeting.

How Many Shares are Currently Required to Effect the Written Consent?

     ___________ shares of our common stock, which represents a majority of our outstanding common stock as of the record date, is required to effect a written consent.

     As of the record date, one shareholder (the "Consenting Shareholder") holds 27,102,174 shares of common stock (which represents approximately 80% of Pro Tech's outstanding common stock as of the record date) and has executed a written consent in favor of each of the proposals that will be effective 20 days following the mailing of this Information Statement. The Consenting Shareholder is NCT Hearing Products, Inc., a wholly-owned subsidiary of NCT Group, Inc.

When Will Each of the Proposals Become Effective?

     Under federal securities laws, none of the proposals are effective until at least 20 days after mailing this Information Statement (July 26, 2001) which is also the date of the Annual Meeting.

     Proposal No. 1 (to elect Directors) will become effective on or about July 26, 2001, which is approximately 20 days after the mailing of this Information Statement, the date the written consent of the majority shareholder of Pro Tech approving each of these proposals will be effective, and the date of our Annual Meeting.

     Proposal No. 2 (to increase our authorized shares) will become effective upon our filing Articles of Amendment to Pro Tech's Articles of Incorporation with the Secretary of State of Florida. This will occur on or about July 26, 2001, which is the date of our Annual Meeting and is also the date the written consent of the majority shareholder of Pro Tech approving each of these proposals will be effective.

     No additional action is required by our shareholders in connection with the amendment to Pro Tech's Articles of Incorporation to increase the number of authorized shares of common stock. However, Section 14(c) of the Exchange Act requires the mailing to our shareholders of the information set forth in this Information Statement at least 20 days prior to the earliest date on which the corporate action may be taken.

What Benefits Will Our Directors Receive By Recommending Each of the Proposals?

     Certain of our Directors are employed by NCT Group, Inc., the parent company of NCT Hearing Products, Inc., which is Pro Tech's parent company and the holder of approximately 80% of Pro Tech's common stock. NCT Hearing currently can approve most shareholder proposals without seeking additional votes from other Pro Tech shareholders. Our Directors and executive officers have a fiduciary obligation to vote in our shareholders' best interests. However, a vote in favor of any of the proposals by a majority of our directors where certain members of our management may receive personal benefits does not negate the vote so long as any interested director discloses that he or she could benefit financially, does not participate in discussions, or vote on matters where that director may personally benefit.

     On June 1, 2001, the members of our Board of Directors unanimously adopted each of the proposals. Our Board of Directors does not believe that any of the proposals will personally benefit any Director.

How Will Our Shareholders Know When the Proposals are Effective?

     Inasmuch as Pro Tech will have provided this Information Statement to our shareholders of record, we will notify our shareholders of the effective dates of each of the proposals described in this Information Statement when we file our next Quarterly Report on Form 10-Q. No additional action will be undertaken pursuant to the written consents, and no dissenters' rights under the Florida law are afforded to shareholders as a result of adopting any of the proposals.

Who will Pay for the Costs Associated with this Information Statement?

     Pro Tech will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. Pro Tech will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of Pro Tech's common stock.

Where are Our Executive Offices Located?

     Our principal executive offices are located at 4492 Okeechobee Road, Fort Pierce, Florida 34947 and our telephone number is (561) 464-5100.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Information Concerning Nominees

     Five directors are to be elected at the Annual Meeting. Each director of the company serves until the next Annual Meeting of Shareholders of the company or until his successor is duly elected and qualified. The table below sets forth the positions and offices presently held with the company by each nominee, the nominee's age, and the year from which such nominee's service on the company's Board of Directors dates. The business background of each nominee follows the table. As of the date of this Information Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

                             Director
    Name              Age     Since           Positions and Offices
 ----------          -----  ----------     -----------------------------
 Keith Larkin         77       1994       Chairman of the Board of Directors,
                                          Chief Executive Officer and Treasurer
 Richard Hennessey    42       1998       President, Secretary and Director
 Michael J. Parrella  53       2000       Director
 Irene Lebovics       48       2000       Director
 Cy E. Hammond        47       2000       Director

     Keith  Larkin is the  founder,  Chairman of the Board of  Directors,  Chief
Executive Officer and Treasurer of the company. Mr. Larkin's 40-year professional career has been devoted to designing, manufacturing and marketing his new designs in lightweight telephone headsets. In 1961, Mr. Larkin founded Plantronics, the current industry leader in lightweight telephone headsets with annual sales of all its products (including the electronic amplifier) in 2000 of approximately $320 million. From 1961 until he sold his interest in 1967, Mr. Larkin served as the President and Chairman of Plantronics, during which Plantronics established itself as the main source of lightweight telephone headsets to the telephone industry and provided the headsets for NASA Mercury, Gemini and Apollo moon flights. In the late 1970's, Mr. Larkin conceived, developed and patented a new design in headsets to compete against Plantronics' headsets. With Mr. Larkin as its President, ACS Wireless attained $1 million monthly sales figures to the telephone market within three years of operation and replaced Plantronics' headsets on the NASA Space Shuttle. In 1986, he left ACS Wireless to become involved in Christian children's relief programs in Haiti and Honduras for a period of three years. From January 1989 to August 1991, Mr. Larkin served as the President of Advanced Recreational Technology, Inc., an engineering research and development company owned by Mr. Larkin. In August 1991, Mr. Larkin founded Pro Tech Systems, a California limited partnership that he managed as general partner. Pro Tech Systems was formed to design, manufacture, and market lightweight telephone headsets. Upon the transfer of all of the assets of Pro Tech Systems to the company in November 1994, Mr. Larkin became the Chairman of the Board of Directors, Chief Executive Officer, President and Treasurer of the company, positions which he held until February 2, 1999, when he resigned as President of the company but retained his positions as Chairman of the Board of Directors, Chief Executive Officer and Treasurer.

     Richard Hennessey joined the company as Director of Marketing in August 1995 and was appointed Vice President, Marketing on June 10, 1996. On August 4, 1998, Mr. Hennessey was appointed to Secretary and Director of the company. On February 2, 1999, Mr. Hennessey was appointed President and Chief Operating Officer of the company. From 1982 through 1984, Mr. Hennessey was a salesman with the computer sales division of Lanier Business Products located in Boston, Massachusetts. From 1984 through April 1994, Mr. Hennessey held various new venture sales and sales management positions with Digital Equipment Corporation. From January 1995 until Mr. Hennessey joined the company, he was engaged in voluntary missionary work.

     Michael J. Parrella currently serves as a Director of the company. Mr. Parrella is Chief Executive Officer and Chairman of the Board of Directors of NCT Group, Inc., known as NCT. Mr. Parrella was elected Chairman of the Board of Directors of NCT on April 21, 2000, on which date he relinquished the position of President. From November 1994 to July 1995, Mr. Parrella served as Executive Vice President of NCT. Prior to that, from February 1988 until November 1994, he served as President and Chief Operating Officer of NCT. He initially became a director of NCT in 1986. Mr. Parrella also serves as Chief Executive Officer and Acting President of NCT Audio Products, Inc., a subsidiary of NCT, a position to which he was elected on September 4, 1997. He became a director of NCT Audio on August 25, 1998. On January 5, 2001, Mr. Parrella was elected Acting Chief Executive Officer of Advancel Logic Corporation, a subsidiary of NCT. Mr. Parrella is a director of Advancel, serves as Chairman of the Board of Distributed Media Corporation, a subsidiary of NCT known as DMC, and serves as Chairman of the Board of NCT Hearing Products, Inc., a subsidiary of NCT known as NCT Hearing. Within the last year, Mr. Parrella became a director of other NCT subsidiaries, including Midcore Software, Inc., DMC Cinema, Inc., NCT Video Displays, Inc., DMC New York, Inc., ConnectClearly.com, Inc., DMC HealthMedia, Inc., and Artera Group, Inc.

     Irene Lebovics currently serves as a Director of the company. She is director, President and Secretary of NCT and President of NCT Hearing Products, Inc. On April 25, 2001, Ms. Lebovics became a director of NCT. On January 5, 2000, Ms. Lebovics was elected Acting Chief Marketing Officer and Secretary of Advancel. She joined NCT as Vice President of NCT and President of NCT Medical Systems in July 1989. In January 1993, she was appointed Senior Vice President of NCT. In November 1994, Ms. Lebovics became President of NCT Hearing. In 1999, Ms. Lebovics was appointed as Executive Vice President of NCT. In April 2000, she became President of NCT. She has held various positions in product marketing with Bristol-Myers, a consumer products company, and in advertising with McCaffrey and McCall. Ms. Lebovics also serves as director of NCT Hearing, DMC, ConnectClearly.com, Inc., NCT Video Displays, Inc., DMC New York, Inc., Artera Group, Inc., Midcore Software, Inc., Advancel Logic Corporation, DMC HealthMedia, Inc. and DMC Cinema, Inc.

     Cy E. Hammond currently serves as a Director of the company. He is Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of NCT. He joined NCT as Controller in January 1990 and was appointed a Vice President in February 1994. Mr. Hammond also serves as Acting Chief Financial Officer and Treasurer of NCT Audio, a position to which he was elected on September 4, 1997, and Acting Chief Financial Officer, Treasurer and Assistant Secretary for Advancel, a position to which he was elected on January 5, 2000. During 1989, he was Treasurer and Director of Finance for Alcolac, Inc., a multinational specialty chemical producer. Prior to 1989 and from 1973, Mr. Hammond served in several senior finance positions at the Research Division of W.R. Grace & Co., the last of which included management of the division's worldwide financial operations. Mr. Hammond is also a director of NCT Video
Displays, Inc., DMC New York, Inc., Artera Group, Inc., Noise Cancellation Technologies (Europe), Inc. and ConnectClearly.com, Inc.

Information Concerning the Board

     The Board of Directors of the company held no formal board meetings during the fiscal year ended October 31, 2000 and the two-month transition period ended December 31, 2000. On 6 occasions throughout such period the Board of Directors took action by unanimous written consent in lieu of holding a meeting. The company does not have separate audit, nominating or compensation committees of the Board of Directors as such matters receive the attention of the entire Board.

Compensation of Directors

     None of the company's Directors received fees, as such, for services as a Director during 2000. Messrs. Larkin and Hennessey are paid salaries by the company as described below under "Compensation Arrangements with Certain Officers and Directors."

     In November 2000, Mr. Hennessey was granted an option to acquire 250,000 shares of the company's common stock under the 1998 Stock Option Plan at an exercise price of $0.4375, the fair market value of the common stock on the date of the grant. The vesting is as follows: such option vests 25% on the date of grant and 25% upon each of the first, second and third anniversary of the date of grant. The option expires seven years from the date of grant.

Certain Relationships and Insider Participation

     During the fiscal year ended October 31, 1996, the company loaned $28,882 to Mr. Larkin. Outstanding principal and interest, at 5% per annum, are due August 2, 2003. During the fiscal year ended October 31, 1998, the company loaned an additional $3,650 to Mr. Larkin, which is due October 31, 2002, with interest at 5% per annum. Outstanding principal and interest amounted to $57,206 as of December 31, 2000.

     As of December 31, 2000, the company owed $216,573 to NCT Hearing Products, Inc., its parent company, for various administrative and accounting services provided to the company.

Section 16(a) Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company's officers and directors, and persons who own more than 10% of a registered class of the company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission, or SEC. Officers, directors and greater than 10% shareholders are required by regulations of the SEC to furnish the company with copies of all such reports. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports were required for those persons, the company believes that all filing requirements applicable to its officers, directors, and greater than 10% shareholders were complied with during the period from November 1, 1999 to December 31, 2000.

         Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth, as of May 31, 2001, information concerning the shares of common stock beneficially owned by each person who, to the knowledge of the company, is: (1) the holder of 5% or more of the common stock of the company; (2) each person who presently serves as a director of the company; (3) the five most highly compensated executive officers of the company (including the company's Chief Executive Officer) in the last fiscal year; and
(4) all executive officers and directors of the company as a group. Except as otherwise noted, each beneficial owner has sole investment and voting power with respect to the listed shares.

                                         Amount and
                                          Nature of       Approximate
                                          Beneficial       Percentage
    Name of Beneficial Owner             Ownership (1)    Of Class (1)
--------------------------------------  --------------   --------------

Keith Larkin                             1,380,000 (2)         4.1%
Richard Hennessey                          412,500 (3)         1.2%
Michael J. Parrella                              - (4)            *
Irene Lebovics                                   - (4)            *
Cy E. Hammond                                    - (4)            *
NCT Hearing Products, Inc.              27,102,174 (5)        82.0%
Zakeni Limited                           4,184,353 (6)        11.2%
All Executive Officers and Directors
   as a Group (5 persons)                1,792,500             5.2%

   * Less than one percent.

(1) Assumes the exercise of currently exercisable options or warrants to purchase shares of common stock and the conversion of convertible securities. The percentage of class ownership is calculated separately for each person based on the assumption that the person listed on the table has exercised all options and warrants currently exercisable by that person and converted the convertible securities held by that person, but that no other holder of options or warrants has exercised such options or warrants or converted such convertible securities.

(2) Includes 540,000 shares of common stock underlying a stock option agreement, which is presently exercisable at $0.17 per share and expires on June 1, 2008, and 240,000 shares of common stock owned by The Seek Foundation, an organization described in Section 501(c)(3) of the Internal Revenue Code of 1954, as amended. The directors of such organization are Keith Larkin and his wife, Cynthia Larkin. Excludes 40,000 shares held by a company controlled by Mr. Larkin's son and 400 shares held by Mr. Larkin's grandchildren, shares over which Mr. Larkin disclaims beneficial ownership.

(3)  Includes shares of common stock from stock option  agreements,  as follows:
     (1) 350,000 shares of common stock underlying stock option agreements, all of which are presently exercisable (of such options, 50,000 expire on August 4, 2001, 50,000 expire on August 4, 2002, 50,000 expire on August 4, 2003 and 200,000 expire on August 13, 2004); and (2) 250,000 shares of common stock underlying a stock option agreement, of which 62,500 are presently exercisable (the 250,000 options expire on November 28, 2007).

(4) Messrs. Parrella and Hammond, and Ms. Lebovics, are officers of, and Mr. Parrella and Ms. Lebovics serve as directors of, NCT Group, Inc. NCT Hearing is a wholly-owned subsidiary of NCT Group, Inc. Messrs. Parrella and Hammond, and Ms. Lebovics, disclaim beneficial ownership in respect of Pro Tech's common stock held by NCT Hearing.

(5) The address of NCT Hearing Products, Inc. is 20 Ketchum Street, Westport, Connecticut 06880.

(6) In addition to shares owned, includes shares of common stock that Zakeni Limited has the right to acquire pursuant to the exercise of a currently exercisable warrant for 2,250,000 shares. Also includes shares of common stock that Zakeni Limited has the right to acquire pursuant to rights to convert Series A Convertible Preferred Stock of Pro Tech for our common stock. Such conversion shares were determined using 80% of an assumed $0.18 price per share five-day average closing bid price of the fifteen-day trading period immediately preceding the assumed conversion. Accretion shares have not been included in the calculation. The business address of Zakeni Limited is 620 Wilson Avenue, Suite 501, Toronto, Ontario, Canada MSK 1Z3.

Executive Compensation

     Set forth below is certain information for the three fiscal years ended October 31, 2000, 1999, and 1998 and the two-month transition period ended December 31, 2000 relating to the cash and other compensation paid or accrued by the company to its Chief Executive Officer, Keith Larkin. No other executive officer of the company received compensation in excess of $100,000 for services rendered in all capacities to the company.

                    Annual Compensation                                        Long Term Compensation
     -------------------------------------------------------           -------------------------------------
                             Year
                              Or                                           Restricted   Securities
   Name and                 Period                           Annual          Stock       Underlying      LTIP       All Other
Principal Position          Ended     Salary    Bonus      Compensation      Awards    Stock Options    Payouts    Compensation
-------------------------  --------  --------  --------  ----------------  ----------  --------------  ---------  --------------
Keith Larkin               12/31/00  $ 7,500      0         $   7,500           0               0           0             0
 Chairman of the           10/31/00  $22,500      0         $  22,500           0               0           0             0
 Board of Directors        10/31/99  $25,000      0         $  25,000           0         540,000           0             0
 Chief Executive Officer   10/31/98  $45,000      0         $  45,000           0               0           0             0
 And Treasurer

Compensation Arrangements with Certain Officers and Directors

     The company had an employment agreement with Keith Larkin which was terminated in 1999. The agreement provided for a maximum annual salary of $90,000 with additional amounts added using the consumer price index as a minimum. Mr. Larkin was eligible for the maximum annual salary during a given year only if the company generated annual sales of at least $2,000,000 and pre-tax income equal to at least 20% of the company's annual sales.

     The company has no set salary obligations to Mr. Larkin for his services for the current or future fiscal years. Mr. Larkin, however, has agreed to assign all of his rights, title and interest in and to any and all inventions, discoveries, developments, improvements, processes, trade secrets, trademark, copyright and patent rights of which he conceives during his tenure as Chairman of the Board of Directors, Chief Executive Officer and Treasurer of the company.

     The company does not have a written employment agreement with Richard Hennessey. During each of the fiscal years ended October 31, 2000, 1999, and 1998, Mr. Hennessey received a salary of $76,000, $51,000 and $51,000, respectively. During the two-month period ended December 31, 2000, Mr. Hennessey was paid a salary of approximately $18,500.

Stock Options and Warrants

Warrants

     On September 29, 2000, the company issued warrants to the three investors in Pro Tech's Series A Convertible Preferred Stock to acquire an aggregate of 4,500,000 shares of common stock. These warrants are exercisable at $0.50 per share and expire on October 28, 2003. The company has the right to require the warrant holders to exercise upon a call by the company under the following conditions: one third of the warrants are callable if the closing bid price of our common stock for each of the previous fifteen days equals or exceeds $0.68 per share and the average daily trading volume during such period is at least 150,000 shares; two thirds of the warrants are callable if the closing bid price of our common stock for each of the previous fifteen days equals or exceeds $0.94 per share and the average daily trading volume during such period is at least 150,000 shares; and, all of the warrants are callable if the closing bid price of our common stock for each of the previous fifteen days equals or exceeds $1.135 per share and the average daily trading volume during such period is at least 150,000 shares.

     On February 13, 2001, in connection with issuance of a convertible note by NCT Group, Inc., Pro Tech issued a warrant to the note holder to acquire $500,000 of shares of either NCT or Pro Tech common stock at the holder's election at a price of $0.21 per share or $0.44 per share, respectively. This warrant gives the holder the right to purchase 1,136,363 shares of our common stock.

Stock Option Plans

      1996 Stock Option Plan

     On April 15, 1996, the Board of Directors of the company adopted the Pro Tech 1996 Stock Option Plan. The 1996 Plan provides for the grant by the company of options to purchase up to an aggregate of 590,000 of the company's authorized but unissued shares of common stock (subject to adjustment in certain cases including stock splits, recapitalizations and reorganizations) to officers, directors, consultants, and other persons rendering services to the company.

     The purposes of the 1996 Plan are to provide incentive to employees, including officers, directors and consultants of the company, to encourage such persons to remain in the employ of the company and to attract to the company persons of experience and ability. The 1996 Plan terminates on April 15, 2002.

     Options granted under the 1996 Plan may be either incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended, or options that do not qualify as incentive options. The exercise price of incentive options must be at least equal to the fair market value of the shares of common stock on the date of grant, provided, however, that the exercise price of any incentive option granted to any person who, at the time of the grant of the option, owns stock aggregating 10% or more of the total combined voting power of the company or any parent or subsidiary of the company, must not be less than 110% of the fair market value.

     On April 15, 1996, 540,000 and 50,000 shares were granted to the company's then president, Mr. Larkin, and other officers, respectively, at an option price of $0.50 per share. The stock option exercise price was the fair value at the date of the grant, which was determined from the price paid per share during the company's stock offering carried out in 1996. The stock options were exercisable upon the grant date and were to expire three years from the date of grant.

     Prior to the fiscal year ended October 31, 1998, the company received $25,000 upon issuance of 50,000 shares of common stock upon the exercise of 50,000 options by the company's officers. On April 13, 1999, the remaining 540,000 options issued to Mr. Larkin were extended for 2 years to April 15, 2001. Such options have expired. In June 2001, Mr. Larkin was granted a new option under the 1998 Plan.

      1998 Stock Option Plan

     On March 5, 1998, the Board of Directors adopted the 1998 Stock Option Plan for the benefit of directors, officers, employees and consultants to the company. The 1998 Plan originally authorized the issuance of up to 500,000 shares of common stock and was increased to 2,000,000 shares of common stock on August 11, 2000. On August 4, 1998, 200,000 and 100,000 shares were granted to the Company's officers and employees, respectively, at an option price of $0.375 per share. The stock option exercise price was the fair market value of a share of common stock at the date of the grant. Options to purchase 150,000 shares of common stock granted to Richard Hennessey became vested and are exercisable as follows: 50,000 on date of grant; 50,000 on August 4, 1999; and 50,000 on August 4, 2000. The remaining options vested immediately. All options expire three years from the date of vesting.

     On April 13, 1999, an option to purchase 200,000 shares was granted to Richard Hennessey at an option price of $0.38 per share. The stock option exercise price was greater than the fair market value of a share of common stock at the date of the grant. The shares underlying the option vested as follows:
100,000  on date of grant;  50,000 on April 13,  2000;  and  50,000 on April 13,
2001. The option expires on April 13, 2004.

     On November 28, 2000, the Board of Directors authorized the issuance to employees of the company, options to purchase an aggregate of 500,000 shares of common stock at $0.4375 per share under the 1998 Stock Option Plan. Such options vest as follows: 25% (or 125,000 shares) on the date of grant and 25% on each of the first, second and third anniversary of the date of grant. The options expire on November 28, 2007.

     On June 1, 2001, the Board of Directors granted options to three officers of the company for the purchase of an aggregate of 940,000 shares, including an option to Mr. Larkin to acquire 540,000 shares of common stock. Such options have an exercise price of $0.17 per share, the fair market value on the date of grant, and vest on the date of grant. The options expire on June 1, 2008.

                2000 Aggregated Option and Warrant Exercises and
                   December 31, 2000 Option and Warrant Values

     The following table sets forth certain information with respect to the exercise of options and warrants to purchase common stock during the fiscal year ended October 31, 2000 and the two-month period ended December 31, 2000, and the unexercised options and warrants held and the value thereof at December 31, 2000, by Mr. Larkin.


                                               Number of Shares
                                                   Underlying               Value of Unexercised
                Number of                      Unexercised Options          In-the-Money Options
                  Shares                         and Warrants at               And Warrants at
                Acquired                        December 31, 2000             December 31, 2000
                   on         Value    ---------------------------------- -------------------------
    Name       Exercise (#)  Realized   Exercisable (#) Unexercisable (#) Exercisable Unexercisable
-------------  ------------ ---------- ---------------- ----------------- ----------- -------------
Keith Larkin             -  $     -         540,000              -         $     -     $       -

     During the period November 1, 1999 through December 31, 2000, there was no stock option or warrant activity for Mr. Larkin. The fair market value of the company's common stock at December 31, 2000 was less than the exercise price of Mr. Larkin's stock options. Accordingly, at December 31, 2000, Mr. Larkin's unexercised stock options had no value as indicated above.

Report on Executive Compensation

     The primary objective of the compensation policy of the company is to align executive compensation in a way that will encourage enhanced shareholder value, while concurrently allowing the company to attract, retain and satisfactorily reward all employees who contributed to the company's long-term growth and economic success. The main principles of the compensation program are: (1) the development of incentive plans; (2) the attainment of both the company's short-term and long-term growth operational goals and strategic initiatives; (3) the development of competitive compensation packages that will enable the company to attract, retain and motivate high caliber employees without depleting the company's resources; and (4) to provide incentives to the company's executives and other employees to share in appreciation of the price of the company's common stock, thereby aligning their interests with those of the company's shareholders. The compensation program for the company's executives includes an annual salary and stock options.

     All five of Pro Tech's Directors participated in deliberations regarding executive officer compensation.

      Performance Graph

Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                          Pro Tech Communications, Inc.
                              Stock Performance (1)

                                [OBJECT OMITTED]

--------------------------------------------------------------------------------
                               12/31/96  12/31/97  12/31/98  12/31/99  12/31/00
--------------------------------------------------------------------------------
Pro Tech ("PCTU")                100       286         11        11       20
--------------------------------------------------------------------------------
NASDAQ Composite Index           100       151        212       395      237
--------------------------------------------------------------------------------
NASDAQ Electronic Component
       Stock Index (2)           100       182        280       522      428
--------------------------------------------------------------------------------

(1) Assumes an investment of $100.00 in Pro Tech's common stock and in each index on December 31, 1996, the initial year during which the company's common stock was publicly traded.

(2) Pro Tech has selected the NASDAQ Electronic Components Stock Index composed of companies in the electronics components industry listed on the NASDAQ National Market System, as it is unable to identify a peer group or an appropriate published industry or line of business index other than the NASDAQ Electronics Components Stock Index.

(3) The respective values at March 31, 2001 for Pro Tech, the NASDAQ Composite Index and the NASDAQ Electronic Component Stock Index, respectively, were as follows: 14, 177 and 262.

           PROPOSAL No. 2 - AMENDMENT TO THE ARTICLES OF INCORPORATION
                       TO INCREASE THE NUMBER OF SHARES OF
                   COMMON STOCK FROM 40 MILLION TO 65 MILLION

Background

     Our Board of Directors has unanimously adopted and the Consenting Shareholder, NCT Hearing Products, Inc., has approved an amendment to Pro Tech's Articles of Incorporation to increase the authorized shares of Pro Tech's common stock from 40 million shares to 65 million shares, an increase of 25 million shares.

     The company needs to increase the authorized but unissued shares of its common stock because our Board of Directors approved a number of securities sales transactions, as described below, whose terms could obligate us to issue more shares than the company now has authorized. The number of additional shares the company may need to issue is partly a function of the price of our common stock, as further explained below. Although our shareholders are being asked to approve this proposal to increase the authorized but unissued shares to satisfy these obligations, holders of our common stock are not approving the transactions themselves or the terms of securities sold. In addition, shareholders are not approving future issuances of preferred stock or other future transactions by voting for this proposal.

     The text of this Amendment is attached as Appendix A to this Information Statement.

Current Number of Authorized Common Shares and Shares Required to be Reserved

     Currently, the number of authorized common shares that the company may issue is 40 million. As of the record date, June 29, 2001, a total of ________ of the company's currently authorized shares of common stock have been issued and are outstanding, leaving ___________ shares of common stock available for all other purposes. A number of the currently authorized but unissued shares of common stock are required to be held in reserve for possible future issuance:
(1) upon conversion of convertible preferred stock; (2) upon exercise of outstanding stock options and warrants and shares reserved for future options that may be granted under the 1998 Stock Option Plan (if any); and (3) for contingent obligations arising from a convertible note issued by NCT Group, Inc. which is exchangeable for our common stock. These specific purposes for additional shares of common stock are described in greater detail below.

     For certain conversions and exchanges into shares of our common stock, the number of shares required to be reserved may vary as a function of the price of our common stock. At an assumed closing bid price per share of $0.18 (also assumed to be the lowest five-day average closing bid price), Pro Tech would not have available and in reserve all of the shares of common stock necessary to fulfill its obligations for all of the specific future issuances noted above in
(1) through (3). At such price, after providing adequate reserves for all of the specific future issuances outlined above, the company would have a shortfall in the number of authorized but unissued shares of common stock.

Reasons for Authorizing Additional Shares of Common Stock

     By increasing the number of authorized shares of our common stock by 25 million, we will have more than a sufficient number of shares to meet our current obligations. As demonstrated above, we currently do not have a sufficient number of shares of common stock to meet our obligations. This means that we have no stock available for future actions, including future fund-raising activities or acquisitions.

     The proposed increase in the number of authorized but unissued shares of common stock may enable Pro Tech, without undue delay, to issue such shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations and other corporate purposes. The Board believes it to be in the best interest of the company to make additional shares of common stock available for possible issuance for acquisitions, public or private financings involving common stock or preferred stock or other securities convertible into common stock, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

     Increasing the number of authorized shares will also allow our Board of Directors the flexibility to act promptly in issuing stock to meet our future business needs, which may include:

o    Financing transactions to improve our financial and business position;
o    Stock splits or stock dividends;
o    Acquisitions and mergers;
o    Recruiting employees and executives;
o    Employee benefit plans; and
o    Other proper business purposes.

     However, we cannot make any assurances, nor can the Board of Directors predict, what effect, if any, the proposed increase in the number of authorized shares of common stock will have on the market price of our common stock.

     If additional shares are readily available, our Board of Directors will be able to act quickly without spending the time and incurring the expense of soliciting proxies and holding additional shareholders' meetings. The Board of Directors however, may issue additional shares of common stock without action on the part of the shareholders only if the action is permissible under Florida law, and only if the rules of the NASD OTC Bulletin Board, the market on which the common stock is traded, permit those issuances. There are no additional costs or expenses due to the State of Florida, where we are incorporated, as a result of the increase in authorized shares, other than the costs associated with the filing of an Amendment to our Articles of Incorporation.

     Moreover, the additional authorized shares of common stock may be used to discourage persons from attempting to gain control of Pro Tech by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the Board of Directors in opposing a takeover bid or a solicitation in opposition to management. These shares could also be used by the Board of Directors in a public or private sale, merger or similar transaction by increasing the number of outstanding shares and thereby diluting the equity interest and voting power of a party attempting to obtain control of Pro Tech. We are not currently aware of any effort to obtain control of Pro Tech. Issuing any additional shares of our common stock would dilute our current shareholders' interest in Pro Tech.

An Overview of Our Common Stock

     The terms of the additional shares of common stock will be identical to those of the currently outstanding shares of common stock. However, because holders of common stock have no preemptive rights to purchase or subscribe for any unissued stock of the company, the issuance of additional common shares will reduce the percentage interest of current shareholders in the total outstanding shares of common stock. Approval of this proposal will not affect the number of other shares authorized. The relative rights and limitations of the shares of common stock and other shares authorized would remain unchanged under this proposal.

     The following summarizes the rights of holders of our common stock:

o Each holder of shares of common stock is entitled to one vote per share on all matters to be voted on by our Shareholders generally, including the election of directors;

o    There are no cumulative voting rights;

o The holders of our common stock are entitled to dividends and other distributions as may be declared from time to time by the Board of Directors out of funds legally available for that purpose, if any;

o Upon our liquidation, dissolution or winding up, the holders of shares of common stock will be entitled to share ratably in the distribution of all our assets remaining available for distribution after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preferred stock; and

o The holders of common stock have no preemptive or other subscription rights to purchase shares of our stock, and are not entitled to the benefits of any redemption or sinking fund provisions.


What are the Effects on Pro Tech Shareholders With Regard to this Amendment Change?

     It will not be necessary for you to surrender your share certificates upon approval of the proposed increase in the number of authorized shares. Rather, when share certificates are presented for transfer or other reasons, new share certificates bearing the new amount of authorized shares will be set on the certificates.

     Under the Amended Articles of Incorporation, the Board of Directors is empowered to issue all or any part of the shares of its unissued authorized common stock without further action by shareholders. Except for the purposes described below in greater detail, the company currently has no specific plans to issue any of its additional unissued and unreserved shares of common stock.

     Some of the additional shares will be earmarked for specific purposes. The following sections outline the circumstances under which additional shares of the company's common stock may be required. The table below summarizes the reserves that may be required at an assumed price of $0.18 per share.


      Series A Convertible Preferred Stock         2,966,736
      Reserve for Option Plans                     2,000,000
      Outstanding Warrants                         5,636,363
      NCT Convertible Note dated May 14, 2001      6,634,519
                                                 ------------
             Total                                16,967,618
                                                 ============

Series A Convertible Preferred Stock

     On September 12, 2000, Pro Tech was granted by NCT Hearing a license for an exclusive right to certain NCT technologies for use in light-weight cellular, multimedia and telephony headsets. As consideration for such license, we issued approximately 23.4 million shares of our common stock, net of shares issued to an outside consultant, to NCT Hearing. A condition precedent to this transaction was that NCT identify investors willing to provide for a $1.5 million equity financing for Pro Tech, which funds would be used for working capital purposes. On September 29, 2000, Pro Tech and NCT entered into a Securities Purchase and Supplemental Exchange Rights Agreement with Austost Anstalt Schaan, Balmore S.A. and Zakeni Limited, collectively known as the Pro Tech Investors, to consummate the $1.5 million financing for Pro Tech in connection with the sale of our Series A Convertible Preferred Stock to the Pro Tech Investors. Under such agreement, the Pro Tech Investors may elect to convert their Series A Convertible Preferred Stock for shares of Pro Tech common stock at the then lowest average of the average closing bid price for a share of our common stock as reported on the NASD OTC Bulletin Board for any consecutive five-day period out of fifteen trading days preceding the date of such exchange, less a discount of 20%. We registered shares of Pro Tech common stock that the Pro Tech Investors may offer to sell if they elect to convert their Series A Convertible Preferred Stock for our common stock. Based on a five-day average closing bid price of $0.18, as of May 31, 2001, 2,966,736 shares of our common stock would be required to exchange the remaining outstanding shares of Series A Convertible Preferred Stock and accretion thereon.

Stock Options

     The company has a 1996 Stock Option Plan and a 1998 Stock Option Plan. The company is required to reserve 1,940,000 shares of its common stock for issuance pursuant to outstanding options under the 1998 Plan along with the remaining 60,000 shares available for option issuance under the 1998 Plan. Presently, there are no options outstanding under the 1996 Plan which terminates on April 15, 2002. The company does not intend to grant future options under the 1996 Plan. For a description of the 1996 and 1998 Stock Option Plans, see "Proposal No. 1 - Election of Directors - Stock Options and Warrants."

Warrants

     For a complete description of our outstanding warrants, see "Proposal No. 1
- Election of Directors - Stock Options and Warrants." In conjunction with the Series A Convertible Preferred Stock financing noted above, we issued warrants to the three Pro Tech Investors to acquire an aggregate of 4,500,000 shares of our common stock at an exercise price of $0.50 per share.

     In February 2001, a warrant was issued in connection with the issuance of a short-term promissory note by NCT Group, Inc. for the right to acquire $500,000 of our common stock at $0.44 per share, or 1,136,363 shares, or, at the investor's election, shares of NCT common stock at $0.21 per share.

NCT Convertible Note

     On May 14, 2001, NCT Group, Inc. issued a four-month promissory note for $1,361,615, which bears interest at the prime rate. This promissory note is convertible into shares of NCT common stock and exchangeable for the common stock of various other companies including Pro Tech, at the election of the holder, at an exchange price per share of $0.22. As such, 6,634,519 shares of our common stock are required to be reserved for the exchange of this note.

Other Shares/Additional Considerations

     Finally, the proposed increase in the number of authorized shares of common stock may enable the company, without undue delay, to issue such shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations and other corporate purposes. If the company's execution of its strategy for operations does not proceed according to plan, the company will need to generate additional capital which may be raised by the issuance of shares of its common stock. The Board believes it to be in the best interest of the company to make additional shares of common stock available for possible issuance for acquisitions, public or private financings involving common stock or preferred stock or other securities convertible into common stock, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

     Under the Amended Articles of Incorporation, the Board of Directors is empowered to issue all or any part of the shares of its unissued authorized common stock without further action by shareholders. Except for the purposes outlined above, the company currently has no specific plans or contemplated actions to issue any of its shares held in treasury or any additional unissued and unreserved shares of common stock.

                                  OTHER MATTERS

     As of the date of this Information Statement, we know of no other business to be presented for action at the Annual Meeting and do not intend to present any other matters.

                  INFORMATION RELATING TO INDEPENDENT AUDITORS

     Morgan Jacoby Thurn Boyle & Associates, P.A. ("Morgan Jacoby"), independent public accountants, currently serves as the company's independent auditors. Morgan Jacoby acted as auditors of the company for the fiscal year ended October 31, 2000 and the two-month transition period ended December 31, 2000. The Board of Directors has selected Morgan Jacoby to audit the accounts of the company for the fiscal year ending December 31, 2001. A representative of Morgan Jacoby will be present at the Annual Meeting, be available to respond to appropriate questions, and have the opportunity to make statements should he or she desire to do so.

Audit Fees

     The aggregate fees billed for professional services rendered for the audits of the company's annual financial statements for the fiscal year ended October 31, 2000 and the two-month transition period ended December 31, 2000, and for the reviews of the financial statements included in the company's Quarterly
Reports on Form 10-Q for that fiscal year, as well as related meetings, management memorandum and out of pocket and administrative charges were approximately $84,500.

All Other Fees

     The aggregate fees billed by independent accountants, which do not include financial information system design and implementation fees, for services rendered to the company, other than the services described above under "Audit Fees" for the fiscal year ended October 31, 2000 and the two-month transition period ended December 31, 2000, amounted to approximately $6,800. The majority of these fees relate to audit and tax activities in support of the company, including services rendered in connection with review of other filings with the SEC.

                              SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at Pro Tech's 2002 Annual Meeting of Shareholders must be received by the company by December 31, 2001, for inclusion in the company's Information Statement or proxy statement relating to that Annual Meeting. Any proposals by shareholders intended to be presented at the 2002 Annual Meeting outside of the company's proxy solicitation process will be considered untimely if notice of such proposal is not given to the Secretary of the company by December 31, 2001. In the case of untimely notice, persons named in the proxies solicited by the company for that Annual Meeting (or their substitutes) will be allowed to use their discretionary voting authority when the proposal is raised at the Annual Meeting without any discussion of the proposal in the company's information statement for that Annual Meeting.

                                OTHER INFORMATION

     We have included a copy of our Transition Report on Form 10-K for the period ended December 31, 2000 with this Information Statement to all shareholders of record as of June 29, 2001, the record date for our 2001 Annual Meeting of Shareholders.

                       WHERE YOU CAN FIND MORE INFORMATION

     Federal securities law requires the company to file information with the SEC concerning its business and operations. Accordingly, the company files annual, quarterly and special reports, information statements and other information with the SEC. These SEC filings are available to the public on the SEC's web site at http://www.sec.gov.

     SEC rules and regulations permit us to "incorporate by reference" the information the company files with the SEC. This means that we can disclose important information to you by referring you to the other information the company has filed with the SEC. The information that we incorporate by reference is considered to be part of this Information Statement. Information that the company files later with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents listed below and any filings the company will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this document, but prior to the date of the Annual Meeting:

o    Annual Report on Form 10-K for the fiscal year ended October 31, 2000
o    Transition  Report on Form 10-K for the two-month period ended December 31,
     2000
o    Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001

     You may request a free copy of the above filings or any filings subsequently incorporated by reference into this information statement by writing or calling:

      Pro Tech Communications, Inc.
      4492 Okeechobee Road
      Fort Pierce, Florida  34947
      Attn.:  Corporate Secretary

      Telephone requests may be directed to (561) 464-5100.

     The company has not authorized anyone to give any information or make any representation about the company that differs from or adds to the information in this Information Statement or in the documents that the company files publicly with the SEC. Therefore, you should not rely upon any information that differs from or is in addition to the information contained in this Information Statement or in the documents that the company files publicly with the SEC.

     The information contained in this Information Statement speaks only as of the date on the cover, unless the information specifically indicates that another date applies.

By Order of the Board of Directors

/S/RICHARD HENNESSEY
------------------------
Richard Hennessey
President and Secretary


Fort Pierce, Florida
July 5, 2001